Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement
No. 333-277313
Relating to Preliminary Prospectus Supplement dated November 19, 2025 to Prospectus dated February 23, 2024

Pricing Term Sheet

AVALONBAY COMMUNITIES, INC.
$400,000,000 4.350% Senior Notes due 2030

November 19, 2025

Issuer:	AvalonBay Communities, Inc.
Principal Amount:	$400,000,000
Maturity:	December 1, 2030
Coupon:	4.350%
Price to Public:	99.956% of face amount
Yield to Maturity:	4.360%
Spread to Benchmark Treasury:	T + 68 basis points
Benchmark Treasury:	3.625% due October 31, 2030
Benchmark Treasury Price and Yield:	99-24 / 3.680%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2026
Optional Redemption:
Make-whole Call:	Make-whole call at T + 15 basis points
Par Call:	On or after November 1, 2030 (one month prior to the maturity date)
Trade Date:	November 19, 2025
Settlement Date:	T + 7; December 1, 2025; under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

CUSIP:	053484 AH4
ISIN:	US053484AH47
Ratings*:	A3/A- (Moody’s / S&P)
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Bookrunners:

J.P. Morgan Securities LLC

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

BNP Paribas Securities Corp.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Barclays Capital Inc. Regions Securities LLC Scotia Capital (USA) Inc. Wells Fargo Securities, LLC
Co-Manager:	Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and the preliminary prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the preliminary prospectus supplement if you request them by calling J.P. Morgan Securities LLC at (collect) 1-212-834-4533, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, Mizuho Securities USA LLC at 1-866-271-7403 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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